Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

APRS - Q4 2004 Apropos Technology, Inc. Earnings Conference Call

Event Date/Time: Feb. 01. 2005 / 4:00PM CT

Event Duration: N/A

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CORPORATE PARTICIPANTS

David McCrabb

Apropos Technology Inc. - Interim President and CEO

Frank Leonard

Apropos Technology Inc. - CFO

Leslie Loyet

Financial Relations Board - Investor Relations

CONFERENCE CALL PARTICIPANTS

Ted Ketter

T.K. Associates Investments - Analyst

Jeff Easton

Private Investor

PRESENTATION

Operator

 Good afternoon, ladies and gentlemen, thank you for standing by. Welcome to the Apropos Technology, Incorporated Q4 2004 Earnings Conference Call. (Caller Instructions)

I would like to remind everyone that this conference is being recorded. I would now like to turn the conference over to Leslie Loyet of the Financial Relations Board. Please go ahead.

 Leslie Loyet  - Financial Relations Board - Investor Relations

 Thank you. Good afternoon, everyone, and thank you again for joining us for the Apropos Q4 and year-end conference call.

By now, everyone should have received a copy of the press release that was sent out this afternoon. If anyone does need a copy, it is available at Apropos’ website at www.Apropos.com or you can contact Samir Patel at 312-640-6771 and he will send you a copy immediately.

Before I turn the call over to David McCrabb, Interim President and CEO, I need to remind you that certain statements made during the conference call that are not historical may be deemed forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Although Apropos believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, they give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from expectations are detailed in this afternoon’s press release and from time to time at the Company’s filings with the SEC. Additionally, we wanted to let people know that the information and statements are made as of the date of the call.

Listeners to any replay should understand that the passage of time by itself will diminish the quality of the statement. Also, the contents of the call are the property of the Company. Any replay or transmission of the call may be done only with the consent of Apropos Technology.

With that said, I would now like to turn the call over to David for his opening remarks. Please go ahead.

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Thank you, Leslie. Good afternoon, everyone, and thank you for taking time to join us today.

With me is Frank Leonard, our CFO. Our agenda for today — Frank will cover Apropos’ financial results for Q4 and FY04. After Frank’s comments, I will highlight the Company’s goals and strategies for 2005. Then I will open the call for questions.

I would now like to turn the call over to Frank.

 Frank Leonard  - Apropos Technology Inc. - CFO

 Thank you, David.

With revenues of $5.5 million in the fourth quarter 2004, the Company achieved its second consecutive quarter of sequential revenue growth. Software license revenues of $2.1 million also marked the first quarter since the fourth quarter of 2003 that the Company exceeded the $2.0 million in software revenues.

In the current quarter, license revenues of $2.1 million were down from the $2.6 million in the year-ago quarter despite a strong current quarter and new business. New customers accounted for $935,000 or 45% of software revenues in the current quarter versus $506,000 or just 20% in the year-ago quarter.

In the prior year quarter, the Company definitely benefited from existing customer system expansion and remaining CapEx budget dollars. In the year-ago period, existing customers such as Veritas, Fannie Mae, and GE Capital added on to existing system.

While our current quarter revenues of $5.5 million were down 2.6% from the very strong quarter a year ago, it represented the second best quarter for the Company in the past 10 quarters. In addition, for the year, Apropos revenues of $20.6 million grew by 2.2% from the year-ago period. This is the first year-over-year revenue growth since calendar 2000.

Revenue from services and other in the current quarter of $3.4 million is the best in the Company’s history. Revenues in the fourth quarter increased $0.4 million or over 12% from the year-ago period. Support revenues of $2.4 million were up 7.0% from the year-ago quarter, principally due to an increasing customer installed base.

Service revenues of $920,000 were up nearly 25% from the $739,000 in the year-ago quarter. Large system implementations from customers such as GE Fanuc and Birch Telecom was targeted late December or early January go-live dates kept our internal staff, as well as subcontractor services, very active in the quarter. And a lot of credit needs to go to our professional service organization, as they not only met, they exceeded our customer expectations.

On a geographic basis, North American business in the fourth quarter of 2004 accounted for 84% of revenues compared to 82% of revenues for the same period a year ago. While our EMEA operations were down slightly from the year-ago period, it still accounted for 14% of revenues this quarter. We are optimistic that our EMEA operations will bounce back and have a strong first quarter 2005.

Our Asia-Pacific operations have lagged throughout calendar 2004. We are, however, expecting a pick up in 2005 activity for this region as a new Asia-Pacific channel manager was hired late in the third quarter of 2004.

On a channel basis, the indirect and OEM business in the fourth quarter of 2004 was 15%, compared to 19% for the same period a year ago. The fluctuation was primarily due to the timing of orders and lower subcontracted services provided to the channel by the Company.

Steps were taken by the Company in the fourth quarter to position the Company for growth in this area. Two new resellers were added - Unisys UK and Windward Consulting Group in the United States. Unisys UK already produced its first customer, Slaw Business Council (ph) in the fourth quarter.

In the current quarter, the Company added 5 new customers. 60% of these customers selected our multimedia capabilities with voice, e-mail or web. The calculated average sales price for new customers was $260,000 in the current quarter. This is the fourth consecutive quarter with an ASP over $240,000 and marks the first time since 2001 that the Company has maintained this level of selling price to new customers.

Gross margins for the fourth quarter of 77% decreased from the 82% in the same quarter a year ago. With a lower software mix in the current quarter versus the year-ago period, product mix accounted for 3.0% of the 5.0% decline in margin.

By revenue components, software license margins in the current quarter of 91% were down from the previous year’s quarter, principally due to lower margins associated with customer orders requesting third party call monitoring software.

Services and other margins also declined slightly from the year-ago period, due to a much higher level of subcontracted services in order to meet customer targeted go-live dates.

Operating expenses for the current quarter of $4.0 million increased by 1.6% or less than $100,000 from the year-ago period. An increase in S&M activities was basically offset by reduced facility costs, insurance premiums, and depreciation charges.

S&M costs in the current quarter of just over $2.0 million is at its highest level in seven quarters. Three regional sales executives were added either in late third quarter or fourth quarter 2005 in Asia-Pacific, EMEA, and the Southern region of the United States.

Also, throughout calendar 2004, the Company has placed greater emphasis on marketing efforts, including targeted advertising and product positioning in order to create lead opportunities in focused markets. As a Company, we continue to focus our spending on areas that we believe will lead to revenue growth in upcoming quarters.

Total staffing, including the professional service organization, was just under 100 at December 31, 2004 compared to 96 a year ago December. Staffing level increases from a year ago were all focused on revenue generating and marketing activities.

Interest income in the fourth quarter of 2005 totaled $189,000, which is up 89% from the $100,000 in the prior year quarter. While cash and investment balances have increased nearly 5.0% from a year ago, investment yields have been increasing over the last nine months due to the Fed action to raise short-term interest rates.

The US GAAP net income for the fourth quarter 2005 was $355,000 or basic net income of $0.02 a share. This compares to the US GAAP net income for the fourth quarter of 2003 of $761,000 or basic net income of $0.05. Putting these two quarters into perspective, the fourth quarter of 2004 was the best GAAP earnings in the history of the Company. The current quarter was the second best GAAP earnings.

During the first three quarters of 2004, the Company completed the final stages of its contemplated restructuring efforts. Excluding the impact of these charges on earnings, the last five quarters would have been profitable for the Company.

Our financial condition remains rock solid, bolstered by five consecutive quarters of positive cash flows. Cash generated in the fourth quarter of 2004 totaled $74,000.

The main contributing factors were —

• Leverage obtained from a streamlined operating cost structure. • Early collections on next year’s support billings • Proceeds from option exercises.

With the five consecutive quarters of positive cash flows, the December 31, 2004 cash balances of $41.2 million is nearly $1.9 million higher than the cash levels of a year ago.

Trade receivables at December 2004 totaled $3.2 million. The DSO at December 31st of 52 days was unchanged from the 52 days at September 30th. In the current and prior quarter, our collection rate on larger deals trailed the second quarter by several days.

It is important to note that the overall [AG] (ph) remains in great shape. The over 60-day balances expressed as a percentage of total receivables for the current quarter remain basically flat with the third quarter, while both quarters improved upon second quarter 2004 levels.

During calendar 2004, the Company successfully settled two of the three previously filed class action suits. The one remaining suit is identical to suits filed against 300+ public companies alleging improper market activities by the issuer’s underwriting investment banks. The Company expects that existing insurance will be sufficient to cover any potential settlement with no settlement moneys due by the Company itself.

At December 31, 2004 there was 17,638,400 shares outstanding. Our book value for shares, based on the shares outstanding at the end of the period, was $2.20. Separately, the combined cash and short-term investment balances represented $2.33 per share.

Before I go on, let me take a moment to review some of the highlights of calendar 2004.

• With 2004 revenues of $20.6 million, it is the first year-over-year revenue growth in four years for the Company.

• Over the last three plus years, the Company has worked extremely hard to realign its cost structure.

• Excluding restructuring charges, 2004 operating costs of $15.6 million are down 17% from the year-ago period. With all the contemplated restructuring costs now behind the Company, the 2004 streamlined operating cost structure paves the way to leverage future revenue growth.

• It has been a Company goal to be profitable. Along the way and as part of this goal, it has been necessary to realign and restructure operations, including calendar 2004.

• Excluding the current year restructuring charges, which are part of GAAP results, the Company would have reported earnings of $955,000. It’s the first full year of net earnings.

• In unison with the Company’s goal to be profitable, it also had a goal to be cash flow positive. This one we can clearly say we have achieved. In calendar 2004, the Company generated cash of $1.9 million. To put the magnitude of this achievement into perspective, for calendars 2003 and 2002, the Company burned cash of $2.8 million and $11.9 million respectively.

We can take pride in what we have accomplished in calendar 2004. We also need to stay focused in making calendar 2005 even better.

Let me take a moment to discuss our expectations going forward. I would again refer you to the opening remarks regarding forward-looking statements.

In last quarter’s conference call we indicated the Company lacked solid revenue visibility for the fourth quarter. That continues to be the case for the upcoming first quarter and the near-term foreseeable future. As a result of no solid revenue visibility, we have and will continue to closely monitor our cost structure.

We believe staff levels in certain areas are adequate. However, we anticipate modest staff increases in the next quarter or two in selected areas such as sales and marketing. We anticipate operating costs for the first quarter of 2005 will increase slightly from the $4.0 million reported for the fourth quarter, due to additional staffing and increased marketing activities.

Our efforts remain focused on maintaining profitability and being cash flow positive. We believe the operational improvement and current product offering provides strong fundamentals to support and create shareholder value.

At this time, I would like to turn back the discussion to David.

 David McCrabb - Apropos Technology Inc. - Interim President and CEO

 Thank you, Frank.

I will now address our strategies and plans for 2005. I would like to hitchhike on the last theme that Frank put forward.

Our primarily goal, as always, is the creation of shareholder value. In 2005, the management team is focused on three specific areas —

• Sequential revenue growth • Continued profitability • The introduction of innovative new products.

The first of these, sequential revenue growth. The results of Q4 reflect that goal, with a growth of 8.0% over Q3 of 2004. Our plan is straightforward. First, to focus our efforts on three market segments — financial services, help desk and customer support, and reengaging our installed base.

Secondly, we have realigned our sales processes with those selected customer sets, such that the growth and management in our sales pipeline can now be more systematic. These processes were put in place in Q4 and we saw some success. Our selection by NorCal Waste in Q4 was partially driven by our focus on the customer support market and our new, business value driven sales process.

Much can be accomplished with better execution. However, it does take time for everyone to adapt. As we change our business processes to ensure greater accountability and measurable goals, I would anticipate being able to provide revenue and earnings guidance for third quarter of this year.

Our focus on profitability means that every expense we undertake, every new person that we hire, and every initiative that we perform has a clear, near-term financial win for Apropos. We want to protect the cash on our balance sheet, so everything must be self-funding.

Additionally, we have adopted a management compensation plan that rewards profitable, above-market revenue growth. In December, Apropos opened its Indian Development Center, using the resources of our development partner [Pro Down] (ph). This center is located in Chennai, India and it’s starting off small but will grow as it gains competency in our products.

This will allow Apropos to provide greater functionality to our customers as an ever-increasing rate, while improving the quality of our product and the support experience that our customers receive. At the same time, we can manage R&D expense such that it meets or exceeds industry norms as a percent of revenue.

Finally, our revenue’s growth is fueled by the introduction of innovate new products. In Q4 we released Version 6.5 of our flagship product. With this release we can offer affordable business continuity that our customers are demanding, to comply with regulations like Sarbanes-Oxley, as well as their own customers’ demands for 24 x 7 support.

As mentioned in our earnings statement, several of our existing customers have adopted this enhanced platform, including one of our new customers, NorCal Waste.

In the first quarter of 2005 we released the Apropos for Credit Unions. This is a purpose-driven release that gives credit unions the expanded call center functionality they require. It interfaces into their existing IT systems so they can drive increased member loyalty, improved asset growth through cross selling their products to existing members and have the ability to effectively manage call center costs.

As our product planning for 2005 unfolds, you will see capabilities from Apropos that are built upon the expanding technology and IP telephony. These products will further enable our customers to reduce their investments in their call centers. For example, in the future, our customers will be able to remove the telephone handset on each desk, thus saving them $600 to $1,000 per agent.

Also, many of our customers see the opportunity to expand the use of their call centers to drive incremental revenue from their current customers. Within Apropos, we described this shift as moving from and agent-centric call center to a customer-centric call center. As we assist our customers in this transition, we will be developing additional products that will be marketed to our current customers as well as to the customers of our competitors.

In summary, our focus is simple — sequential revenue growth, continued profitability, and the introduction of innovative products. Our primary goal is the creation of shareholder value.

Amber, I would now like to open the call for questions.

QUESTION AND ANSWER

Operator

 Thank you, sir. (Caller Instructions) Ted Ketter (ph), T.K. Investments.

 Ted Ketter  - T.K. Associates Investments - Analyst

 Hey guys.

 Frank Leonard  - Apropos Technology Inc. - CFO

 Hey Ted.

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Hi Ted.

 Ted Ketter  - T.K. Associates Investments - Analyst

 I got a couple of questions, a number of questions. David, in the last conference call I asked you, as I recall, what would you define or constitute as success for this quarter and you said license revenues. And I’d like to get some idea just how you felt about the license revenue line.

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Yes, as Frank mentioned in his comments, we were able to achieve license revenues greater than $2.0 million and that’s a real important milestone or benchmark for us.

We were not able to equal the license revenues of last quarter, so also as Frank mentioned, the amount of license revenue we received from new customers was much greater in Q4 than the like quarter in 2003. So, on a balanced basis, I feel very good about our growth in license revenues from Q3 to Q4 and I feel very good about the mix, as we bring new customers into our portfolio.

 Ted Ketter  - T.K. Associates Investments - Analyst

 As I remember from one of the filings, your compensation bonus is based on license revenue. There were different thresholds?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Correct.

 Ted Ketter  - T.K. Associates Investments - Analyst

 Did you make any of those?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 I don’t believe so, no.

 Ted Ketter  - T.K. Associates Investments - Analyst

 Okay. My next question is you said that there are incentive programs for management for profitable, above market growth?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Yes.

 Ted Ketter  - T.K. Associates Investments - Analyst

 What does that mean?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 It means that essentially what — we view the market that we serve to be growing at sort of mid-single-digits and so our compensation for the management team is only based upon growth above that level. And it is basically a two dimensional matrix based upon profit and revenue growth, so it’s based upon growth in profits and growth in revenue above that minimum goal of mid-single-digit revenue growth.

 Ted Ketter  - T.K. Associates Investments - Analyst

 And that’s what you guys determined your overall market us growing at?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Well, yes. We basically have taken from that from Gartner and IDC.

 Ted Ketter  - T.K. Associates Investments - Analyst

 Okay and last — and please understand that this question, I’m not trying to throw darts. But this Company has struggled along here for four years at this revenue level and has really, with all the hard, hard work of getting the cost structure rationalized, not been able to grow revenues and is sitting here with $2.33 a share in cash.

The reasonable question a person would have is can this Company stand alone? Can it be successful or should it be folded into a larger company and everybody go on their way?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Can you help me a little bit, Ted?

 Ted Ketter  - T.K. Associates Investments - Analyst

 Sure.

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Exactly what was the question in that?

 Ted Ketter  - T.K. Associates Investments - Analyst

 My question is can this Company be a successful standalone Company at its given size, in the market that it’s in, given its history?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Let me see if I can answer that part of —

(Multiple speakers)

 Ted Ketter  - T.K. Associates Investments - Analyst

 (Inaudible) too small and are we all sort of waiting for the next quarter and the next upturn, which certainly hasn’t come yet and may never come?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Clearly the management team is not satisfied with the past revenue results —

 Ted Ketter  - T.K. Associates Investments - Analyst

 Neither are the shareholders.

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 — or, I assume, the shareholders. So clearly our first and foremost goal is to grow revenue and in my comments I highlighted our focus on sequential revenue growth. So we want to make sure we improve every quarter in terms of our revenue growth.

Secondly, we do need to reposition this Company such that we can be viewed as a rising star and can grow the size of this Company to a larger base. And those two objectives are clearly in front of us, from a management team perspective.

 Ted Ketter  - T.K. Associates Investments - Analyst

 All right. Thank you.

Operator

 Jeff Easton (ph), Private Investor.

 Jeff Easton Private Investor

 Hello, David, Frank.

 Frank Leonard  - Apropos Technology Inc. - CFO

 Hello, Jeff.

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Hi Jeff.

 Jeff Easton Private Investor

 Hey, I was happy with the sequential revenue growth and I just wanted to get a little bit more color on where — was it coming from a broad mix of customers or was it concentrated? Because, like you said, you had your best quarter ever in Q4 last year, so I’m trying to get a feel for how likely sequential revenue growth will be for next quarter?

 Frank Leonard  - Apropos Technology Inc. - CFO

 Yes, Jeff, this is Frank. It was broad. I mean, there wasn’t any one major customer that contributed to revenues in the current fourth quarter 2004 and again, I think we’re happy with the mix. I think the 45% was kind of in line with what we had kind of experienced for the first three quarters of 2004. But I think going forward, with some of the focused marketing programs we have, we would like to even see more in new customer growth in 2005.

 Jeff Easton Private Investor

 Okay, great. Thank you very much.

Operator

 (Caller Instructions) Follow-up, Ted Ketter, T.K. Associates.

 Ted Ketter  - T.K. Associates Investments - Analyst

 One last question, guys, and I know you say there’s no visibility and you’re not going to give guidance till Q3. Can you comment at all on pipeline and how it might look now compared to a year ago and a quarter ago?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 You know, Ted, as tempted, as I am, to give guidance, I really do not feel that we have the links in our system to give really good guidance today.

 Ted Ketter  - T.K. Associates Investments - Analyst

 I can understand that, but how about pipeline?

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 I am very confident — just to put it. I am very confident that we will be able to give you good guidance in Q3, very confident.

 Ted Ketter  - T.K. Associates Investments - Analyst

 Okay, fair enough.

Operator

 It appears there are no further questions at this time. I’ll turn the conference back over to you, Mr. McCrabb.

 David McCrabb  - Apropos Technology Inc. - Interim President and CEO

 Just in closing, one I want to thank you for your questions and I want to definitely thank you for your continued confidence in Apropos. Thank you very much.

Operator

 At this time, all remaining participants may disconnect. 8

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